Nelnet Reports Fourth Quarter 2016 Results

•	GAAP net income $2.32 per share, $1.05 per share excluding adjustments

•	10 percent increase in student loan servicing volume to $195 billion

•	11 percent increase in Tuition Payment Processing and Campus Commerce revenue

LINCOLN, Neb., February 27, 2017-Nelnet (NYSE: NNI) today reported GAAP net income of $98.3 million, or $2.32 per share, for the fourth quarter of 2016, compared with GAAP net income of $83.4 million, or $1.86 per share, for the same period a year ago.

Net income, excluding derivative market value and foreign currency adjustments, was $44.5 million, or $1.05 per share, for the fourth quarter of 2016, compared with $59.0 million, or $1.31 per share, for the same period in 2015. For additional information on these non-GAAP metrics, including reconciliations to GAAP net income, see "Non-GAAP Performance Measures" below.

The decrease in net income, excluding derivative market value and foreign currency adjustments, for the fourth quarter of 2016, compared with the same period in 2015, was expected due to the runoff of the company's student loan portfolio and lower student loan spread, which decreased net interest income. In addition, during the fourth quarter of 2016, the company redeemed certain debt securities prior to their legal maturity and recognized $7.4 million, or $0.11 per share after tax, in interest expense to write off the remaining debt discount associated with these bonds.

“It was another solid year for Nelnet in 2016. We generated strong earnings from operations and our student loan portfolio, while also achieving further diversification,” said Jeff Noordhoek, chief executive officer of Nelnet. “Our core fee-based businesses, payment processing and student loan servicing, grew, and we invested significant capital with the addition of our ALLO fiber-optic communications business.”

Nelnet operates four primary business segments, earning interest income on student loans in its Asset Generation and Management segment, and fee-based revenue in its Loan Systems and Servicing, Tuition Payment Processing and Campus Commerce, and Communications segments.

Asset Generation and Management

For the fourth quarter of 2016, Nelnet reported net interest income of $79.0 million, compared with $112.2 million for the same period a year ago. The company's average balance of student loans decreased to $25.5 billion for the fourth quarter of 2016, compared with $28.9 billion for the same period in 2015. As a result of a widening in the basis between the indices in which the company earns interest on its loans and funds such loans and a decrease in fixed rate floor income as a result of an increase in interest rates, core student loan spread decreased to 1.24 percent for the fourth quarter of 2016, compared with 1.45 percent for the same period in 2015. Net interest income included $38.3 million and $52.8 million of fixed rate floor income in the fourth quarter of 2016 and 2015, respectively.

Loan Systems and Servicing

Revenue from the Loan Systems and Servicing segment was $53.8 million for the fourth quarter of 2016, compared with $56.7 million for the same period in 2015.

During the fourth quarter of 2016, the company had no guaranty servicing and collection revenue. The company's guaranty servicing and collection revenue previously came from two guaranty servicing clients, but one contract expired on October 31, 2015, and the other client exited the guaranty business at the end of its contract term on June 30, 2016. Revenue from these clients was $9.6 million for the fourth quarter of 2015.

As of December 31, 2016, the company was servicing $162.5 billion of loans for the U.S. Department of Education (Department), compared with $147.3 billion of loans as of December 31, 2015. Revenue from this contract increased 16 percent to $39.3 million for the fourth quarter of 2016, up from $33.9 million for the same period a year ago. The growth in government servicing revenue partially offset the loss of guaranty servicing and collection revenue.

In April 2016, the Department's Office of Federal Student Aid released information regarding a new contract procurement process for the Department to acquire a single servicing system platform with multiple customer service providers to manage all federal student loans owned by the Department.  The contract solicitation process is divided into two phases.

On May 6, 2016, the company and Great Lakes Educational Loan Services, Inc. (Great Lakes) submitted a joint response to Phase I as part of a newly created joint venture to respond to the contract solicitation process and to provide services under the new contract if awarded the contract by the Department. The joint venture operates as a new legal entity called GreatNet Solutions, LLC (GreatNet). The company and Great Lakes each own 50 percent of the ownership interests of GreatNet. In addition to the company, Great Lakes is one of four private sector companies (referred to as Title IV Additional Servicers, or TIVAS) that currently has a student loan servicing contract with the Department to provide servicing for loans owned by the Department. On June 30, 2016, the Department announced that GreatNet and the two other TIVAS were selected to respond to Phase II of the procurement selection process. On January 6, 2017, GreatNet submitted its Phase II response to the Department and is currently awaiting announcement from the new administration on the next steps in the procurement process.

Tuition Payment Processing and Campus Commerce

For the fourth quarter of 2016, revenue from the Tuition Payment Processing and Campus Commerce segment was $30.5 million, an increase of $3.0 million, or 11 percent, from the same period in 2015. The increase in revenue was primarily driven by growth in managed tuition payment plans, transaction and payments volume, and new school customers. This operating segment serves more than 10 million students and families at nearly 13,500 K-12 schools and 970 colleges and universities.

Communications

In March 2016, ALLO Communications began the build-out of its fiber optic network in Lincoln, Nebraska, resulting in capital expenditures of $38.8 million in 2016, including $14.2 million for the fourth quarter. The company anticipates total network capital expenditures of approximately $80 million in 2017; however, the amount of capital expenditures could change based on customer demand for ALLO's services.

For the fourth quarter of 2016, ALLO recognized a net loss of $2.6 million. The company anticipates this operating segment will be dilutive to consolidated earnings over the next several years as it continues to build its network in Lincoln, Nebraska, due to large upfront capital expenditures and associated depreciation and upfront customer acquisition costs. ALLO's management uses earnings before interest, income taxes, depreciation, and amortization (EBITDA) to eliminate certain non-cash and non-operating items in order to consistently measure performance from period to period. For the fourth quarter of 2016, ALLO had negative EBITDA of $1.7 million. For additional information on this non-GAAP metric, including a reconciliation to ALLO's GAAP net loss, see "Non-GAAP Performance Measures" below.

Liquidity and Capital Activities

For the year ended December 31, 2016, the company generated $325.3 million in net cash provided by operating activities. As of December 31, 2016, the company had cash and cash equivalents of $69.7 million. In addition, the company had a portfolio of available-for-sale and trading investments, consisting primarily of student loan asset-backed securities, with a fair value of $106.6 million as of December 31, 2016.

The company intends to use its liquidity position to capitalize on market opportunities, including student loan acquisitions; strategic acquisitions and investments; expansion of ALLO's telecommunications network; and capital management initiatives, including stock repurchases, debt repurchases, and dividend distributions. The timing and size of these opportunities will vary and will have a direct impact on the company's cash and investment balances.

During 2016, the company repurchased a total of 2,038,368 shares of Class A common stock for $69.1 million ($33.90 per share), including 225,776 shares of Class A common stock purchased during the fourth quarter of 2016 for $8.9 million ($39.63 per share). Weighted average common shares outstanding for the fourth quarter of 2016 was 42.3 million, compared with 44.8 million for the same period in 2015.

On January 23, 2017, the company initiated a cash tender offer to purchase its outstanding unsecured hybrid securities. In February 2017, the company paid $24.6 million to redeem $29.2 million in aggregate principal amount of notes. After the completion of this tender offer, the company has $21.0 million of hybrid securities that remain outstanding.

Year-End Results

GAAP net income for the year ended December 31, 2016 was $256.8 million, or $6.02 per share, compared with GAAP net income of $268.0 million, or $5.89 per share, for 2015. Net income, excluding derivative market value and foreign currency adjustments, in 2016 was $212.3 million, or $4.97 per share, compared with $250.2 million, or $5.50 per share, for 2015. For additional information on these non-GAAP metrics, including reconciliations to GAAP net income, see "Non-GAAP Performance Measures" below.

Non-GAAP Performance Measures

A reconciliation of the company's GAAP net income to net income, excluding derivative market value and foreign currency adjustments, is provided below.

	Three months ended December 31,		Year ended December 31,
	2016	2015	2016	2015
	(dollars in thousands, except share data)
GAAP net income attributable to Nelnet, Inc.	$98,346	83,350	256,751	267,979
Derivative market value and foreign currency adjustments	(86,844)	(39,350)	(71,744)	(28,651)
Tax effect	33,001	14,953	27,263	10,887
Net income, excluding derivative market value and foreign currency adjustments	$44,503	58,953	212,270	250,215

Earnings per share:
GAAP net income attributable to Nelnet, Inc.	$2.32	1.86	6.02	5.89
Derivative market value and foreign currency adjustments	(2.05)	(0.88)	(1.68)	(0.63)
Tax effect	0.78	0.33	0.63	0.24
Net income, excluding derivative market value and foreign currency adjustments	$1.05	1.31	4.97	5.50

The company provides additional non-GAAP financial information related to specific items management believes to be important in the evaluation of its operating results and performance, including specifically, the impact of unrealized gains and losses resulting from changes in fair values of derivative instruments that do not qualify for “hedge treatment” under GAAP and foreign currency transaction gains or losses resulting from the re-measurement of the company's Euro-denominated bonds to U.S. dollars. The company believes these point-in-time estimates of asset and liability values related to these financial instruments that are subject to interest and currency rate fluctuations are subject to volatility mostly due to timing and market factors beyond the control of management, and affect the period-to-period comparability of the results of operations. Accordingly, the company's management utilizes operating results excluding these items for comparability purposes when making decisions regarding the company's performance and in presentations with credit rating agencies, lenders, and investors. Consequently, the company reports this non-GAAP information because the company believes that it provides additional information regarding operational and performance indicators that are closely assessed by management. There is no comprehensive, authoritative guidance for the presentation of such non-GAAP information, which is only meant to supplement GAAP results by providing additional information that management utilizes to assess performance. The tax effects of the derivative market value and foreign currency adjustments are calculated by multiplying those adjustments by the applicable statutory income tax rate.

A reconciliation of ALLO's GAAP net loss to earnings (loss) before net interest, income taxes, depreciation, and amortization (EBITDA), is provided below.

Three months ended December 31, 2016
(dollars in thousands)

Net loss	$(2,599)
Net interest expense	600
Income tax benefit	(1,593)
Depreciation and amortization	1,923
Earnings (loss) before interest, income taxes, depreciation, and amortization (EBITDA)	$(1,669)

EBITDA is a supplemental non-GAAP performance measure that is frequently used in capital-intensive industries such as telecommunications. ALLO's management uses EBITDA to compare ALLO's performance to that of its competitors and to eliminate certain non-cash and non-operating items in order to consistently measure performance from period to period. EBITDA excludes interest and income taxes because these items are associated with a company's particular capitalization and tax structures. EBITDA also excludes depreciation and amortization expense because these non-cash expenses primarily reflect the impact of historical capital investments, as opposed to the cash impacts of capital expenditures made in recent periods, which may be evaluated through cash flow measures. The company reports EBITDA for ALLO because the company believes that it provides useful additional information for investors regarding a key metric used by management to assess ALLO's performance. There are limitations to using EBITDA as a performance measure, including the difficulty associated with comparing companies that use similar performance measures whose calculations may differ from ALLO's calculations. In addition, EBITDA should not be considered a substitute for other measures of financial performance, such as net income or any other performance measures derived in accordance with GAAP.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of federal securities laws. These statements are based on management's current expectations as of the date of this release and are subject to known and unknown risks and uncertainties that may cause actual results or performance to differ materially from those expressed or implied by the forward-looking statements. Such risks include, but are not limited to: risks related to the company's student loan portfolio, such as interest rate basis and repricing risk and changes in levels of student loan repayment or default rates; the use of derivatives to manage exposure to interest rate fluctuations; the uncertain nature of expected benefits from Federal Family Education Loan Program (FFELP) and private education loan purchases and initiatives to purchase additional FFELP and private education loans; financing and liquidity risks, including risks of changes in the securitization and other financing markets for student loans; risks related to adverse changes in the company's volumes under the company’s loan servicing contract with the Department to service federally owned student loans; risks related to the Department's initiative to procure a new contract for federal student loan servicing to acquire a single servicing platform to service all loans owned by the Department, including the risk that the company's joint venture with Great Lakes may not be awarded the contract; risks and uncertainties from changes in the educational credit and services marketplace resulting from changes in applicable laws, regulations, and government programs and budgets, such as the expected decline over time in FFELP loan interest income and fee-based revenues due to the discontinuation of new FFELP loan originations in 2010 and the resulting initiatives by the company to adjust to a post-FFELP environment; the uncertain nature of the expected benefits from the acquisition of ALLO and the ability to successfully integrate its communications operations and successfully expand its fiber network in existing service areas and additional communities and manage related construction risks; risks and uncertainties related to initiatives to pursue additional strategic investments and acquisitions, including investments and acquisitions that are intended to diversify the company both within and outside of its historical core education-related businesses; and changes in general economic and credit market conditions.

For more information, see the "Risk Factors" sections and other cautionary discussions of risks and uncertainties included in documents filed or furnished by the company with the Securities and Exchange Commission, including the cautionary information about forward-looking statements contained in the company's supplemental financial information for the fourth quarter ended December 31, 2016. All forward-looking statements in this release are as of the date of this release. Although the company may voluntarily update or revise its forward-looking statements from time to time to reflect actual results or changes in the company's expectations, the company disclaims any commitment to do so except as required by securities laws.

(code #: nnif)

Consolidated Statements of Income
(Dollars in thousands, except share data)
(unaudited)

	Three months ended			Year ended
	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Interest income:
Loan interest	$183,505	193,721	190,778	751,280	726,258
Investment interest	2,792	2,460	2,303	9,466	7,851
Total interest income	186,297	196,181	193,081	760,746	734,109
Interest expense:
Interest on bonds and notes payable	107,337	96,386	80,866	388,183	302,210
Net interest income	78,960	99,795	112,215	372,563	431,899
Less provision for loan losses	3,000	6,000	3,000	13,500	10,150
Net interest income after provision for loan losses	75,960	93,795	109,215	359,063	421,749
Other income:
Loan systems and servicing revenue	53,764	54,350	56,694	214,846	239,858
Tuition payment processing, school information, and campus commerce revenue	30,519	33,071	27,560	132,730	120,365
Communications revenue	4,492	4,343	—	17,659	—
Enrollment services revenue	—	—	11,279	4,326	51,073
Other income	15,218	15,150	11,587	53,929	47,262
Gain on sale of loans and debt repurchases, net	5,720	2,160	166	7,981	5,153
Derivative market value and foreign currency adjustments, net	86,844	42,262	39,350	71,744	28,651
Derivative settlements, net	(3,657)	(6,261)	(7,715)	(21,949)	(24,250)
Total other income	192,900	145,075	138,921	481,266	468,112
Operating expenses:
Salaries and benefits	68,017	63,743	64,862	255,924	247,914
Depreciation and amortization	9,116	8,994	7,203	33,933	26,343
Loan servicing fees	5,726	5,880	7,384	25,750	30,213
Cost to provide communications services	1,697	1,784	—	6,866	—
Cost to provide enrollment services	—	—	9,190	3,623	41,733
Other expenses	31,245	26,391	28,584	115,419	123,014
Total operating expenses	115,801	106,792	117,223	441,515	469,217
Income before income taxes	153,059	132,078	130,913	398,814	420,644
Income tax expense	54,128	47,715	47,395	141,313	152,380
Net income	98,931	84,363	83,518	257,501	268,264
Net income attributable to noncontrolling interests	585	69	168	750	285
Net income attributable to Nelnet, Inc.	$98,346	84,294	83,350	256,751	267,979
Earnings per common share:
Net income attributable to Nelnet, Inc. shareholders - basic and diluted	$2.32	1.98	1.86	6.02	5.89
Weighted average common shares outstanding - basic and diluted	42,314,467	42,642,213	44,834,662	42,669,070	45,529,340

Condensed Consolidated Balance Sheets
(Dollars in thousands)
(unaudited)

	As of	As of	As of
	December 31, 2016	September 30, 2016	December 31, 2015
Assets:
Student loans receivable, net	$24,903,724	25,615,434	28,324,552
Cash, cash equivalents, investments, and notes receivable	323,798	324,682	367,210
Restricted cash	1,100,663	964,379	977,395
Goodwill and intangible assets, net	195,125	198,276	197,062
Other assets	656,798	566,840	552,925
Total assets	$27,180,108	27,669,611	30,419,144
Liabilities:
Bonds and notes payable	$24,668,490	25,320,878	28,105,921
Other liabilities	440,693	367,637	421,065
Total liabilities	25,109,183	25,688,515	28,526,986
Equity:
Total Nelnet, Inc. shareholders' equity	2,061,655	1,972,085	1,884,432
Noncontrolling interests	9,270	9,011	7,726
Total equity	2,070,925	1,981,096	1,892,158
Total liabilities and equity	$27,180,108	27,669,611	30,419,144
Contacts:
Media, Ben Kiser, 402.458.3024, or Investors, Phil Morgan, 402.458.3038, both of Nelnet, Inc.